EXHIBIT 10.13

            LIBERTY PROPERTY TRUST - MANAGEMENT SEVERANCE PLAN


Section 1.   Purpose.

     The Company considers it essential to its best interests to foster the optimum performance of its management employees. The Company recognizes the possibility that a Change in Control of the Company or one or more Subsidiaries may occur, or that the Company may engage in certain other transactions which may affect its management employees, and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of management to the detriment of the Company.

In order to encourage management employees to maintain their continued attention and dedication to their duties and responsibilities, the Company has adopted this Management Severance Plan.

Section 2.  Definitions.

As hereinafter used:

2.1   The "Board of Trustees" means the Board of Trustees of Liberty
Property Trust.

2.2 A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events:

         (i) the date on which the shareholders of the Company (or the Board of Trustees, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or

         (ii) the date on which the shareholders of the Company (or the Board of Trustees, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, other than a transaction in which the holders of the Common Shares immediately prior to the transaction will have at least fifty percent (50%) of the voting power of the acquiring entity's voting securities immediately after such transaction (without regard to such holders' ownership of such acquiring entity's voting securities immediately before or contemporaneously with such transaction), which voting securities are to be held by such holders immediately following such transaction in substantially the same proportion among themselves as such holders' ownership of the Common Shares immediately before such transaction, or

         (iii) the date on which the shareholders of the Company (or the Board of Trustees, if shareholder action is not required) and the shareholders of the other constituent entity (or its board of directors/trustees if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other entity, or to merger such other entity with or into the Company, other than, in any such case, a merger or consolidation of the Company in which the holders of the Common Shares immediately prior to the merger or consolidation will have at least fifty percent (50%) of the voting power of the surviving entity's voting securities immediately after such merger or consolidation (without regard to such holders' ownership of such acquiring entity's voting securities immediately before or contemporaneously with such merger or consolidation), which voting securities are to be held by such holders immediately following such merger or consolidation in substantially the same proportion among themselves as such holders' ownership of the Common Shares immediately before such merger or consolidation, or

         (iv) the date on which any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary), shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty percent (20%) of the outstanding Common Shares (without regard to any contractual or other restriction on the conversion or other exchange of securities into or for Common Shares), or

         (v) the first day after the date on which the Plan is effective when a majority of the members of the Board of Trustees shall have been members of the Board of Trustees for less than two (2) years, unless the nomination for election of each new trustee who was not a trustee at the beginning of such two (2)-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.

2.3   "Claimant" has the meaning set forth in Section 6.3.

2.4 "Common Shares" means the Common Shares of Beneficial Interest, $0.001 par value, of the Company and any other securities evidencing the common equity beneficial interest in the Company.

2.5 "Company" means Liberty Property Trust and/or Liberty Property Limited Partnership, and any successor in interest thereto.

2.6 "Compensation Committee" means a committee composed of John A. Miller, Frederick F. Buchholz, Stephen B. Siegel and Thomas C. DeLoach, Jr., and/or any other individuals appointed to such committee or substituted for the individuals named above by the Board of Trustees prior to any Change of Control. Any two (2) such individuals shall constitute a quorum. All members of the Compensation Committee must be members of such committee prior to the time a Change of Control occurs.

2.7   "Effective Date" of the Plan is December 1, 2000.

2.8   "Disability" has the meaning set forth in Section 3.2.

2.9   An "Employee" means a person:

         (a) whose name is listed in Exhibit "A" hereto, as such Exhibit may be amended or supplemented by the Compensation Committee from time to time, or who has been designated in writing by the Compensation Committee to participate in the Plan (even if such person's name is not listed in Exhibit "A" hereto); and

         (b) who is employed by the Company at the time of a change of a Change of Control.

The term "Employee" specifically excludes any person (a) who is receiving severance pay or (b) who signed an agreement pursuant to which his or her employment will terminate in the future on a date certain.

2.10 "Eligible Bonus" means the largest annual incentive bonus earned by an eligible Employee over the five (5)-year period preceding a Change of Control, excluding all commissions and all bonuses awarded by the Company other than on an annual basis (such as one-time grants of restricted stock).

2.11   "Extended Leave of Absence" has the meaning set forth in Section
3.2.

2.12   "Good Reason" has the meaning set forth in Section 3.4.

2.13 "Liberty Property Limited Partnership" means Liberty Property Limited Partnership, a Pennsylvania limited partnership.

2.14 "Liberty Property Trust" means Liberty Property Trust, a Maryland real estate investment trust.

2.15   "Notice of Termination" has the meaning set forth in Section 3.5.

2.16 "Paid Time Off" means time when, in accordance with the regular payroll practices and procedures applicable immediately preceding the Change of Control, the Employee is entitled to receive remuneration without reporting for work.

2.17 "Pay" means the base salary of an eligible Employee at his or her stated weekly, monthly or annual rate as of the Employee's Termination Date, or, if a higher amount, as of the date of the Change of Control. "Pay" does not include overtime pay, bonuses of any kind, commissions, incentive pay or any other remuneration. A "Year of Pay" shall be calculated in accordance with the regular payroll practices and procedures applicable immediately preceding the Change of Control.

2.18 "Plan" means this Management Severance Plan as set forth herein, as amended from time to time.

2.19 "Severance Pay" is a payment made to an eligible Employee pursuant to Section 3.1. All Severance Pay due to an eligible Employee must be paid to the eligible Employee within two (2) years after the date that the first Severance Pay is paid to such Employee.

2.20 "Subsidiary" means Liberty Property Limited Partnership and each other subsidiary of Liberty Property Trust.

2.21 "Termination Date" means the date upon which the Employee's employment ceases with the Company or any Subsidiary, as the case may be.

2.22   "Willful Misconduct"  has the meaning set forth in Section 3.3.

2.23   "Year of Pay" has the meaning set forth in Section 2.17.

Section 3.  Eligibility.

3.1 Eligible Employees. An Employee shall be eligible to receive Severance Pay if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 3.2):

         (a) The Employee is an Employee of the Company or any Subsidiary after the Effective Date of the Plan;

         (b) The Employee is employed by the Company at the time a Change of Control occurs; and

         (c) The Employee is terminated from employment within two (2) years after the Change of Control described in Section 3.1(b) occurs, unless such termination is: (i) as a result of such Employee's death, or such Employee's Disability or Extended Leave of Absence in accordance with Section 3.2, (ii) as a result of such Employee's Willful Misconduct or (iii) by the Employee other than for Good Reason. In the event an individual's employment is terminated for any reason prior to the occurrence of a Change of Control, such individual shall not be entitled to any benefits under the Plan by virtue of such Change of Control.

3.2 Disability or Extended Leave of Absence. If, as a result of an Employee's incapacity due to physical or mental illness (a
"Disability"), or as a result of any other leave of absence (an
"Extended Leave of Absence"), the Employee shall have been absent from the full-time performance of his or her duties for twelve (12) consecutive months, the Employee may be terminated and shall not be entitled to any benefits under the Plan.

3.3 Willful Misconduct. Termination of the Employee's employment for "Willful Misconduct" shall mean termination:

         (a) Upon the willful and continued failure by the Employee to substantially perform his or her duties, which failure the Employee fails to cure (other than any such failure resulting from incapacity due to physical or mental illness, Disability or an Extended Leave of Absence or the Employee's termination of his or her employment for Good Reason) within ten (10) days after a written demand for substantial performance is delivered to the Employee by the Company or the Subsidiary by which he or she is employed, which demand describes in reasonable detail the manner in which the Company or such Subsidiary believes that the Employee has not substantially performed his or her duties; or

         (b) The willful engaging by the Employee in conduct which is clearly and materially injurious to the Company and/or any Subsidiary, monetarily or otherwise. For purposes of this Section 3.3, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Company and/or any Subsidiary.

         (c) Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Willful Misconduct unless and until there shall have been delivered to the Employee a copy of a written determination of the Compensation Committee issued pursuant to a meeting of the Compensation Committee (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Compensation Committee) finding that in the good faith opinion of the Compensation Committee the Employee was guilty of conduct constituting Willful Misconduct, as set forth in this Section 3.3, and describing such conduct in reasonable detail.

3.4 Good Reason. The Employee shall be entitled to terminate his or her employment for Good Reason and receive Severance Pay if the Employee provides written notice to the Compensation Committee no later than two
(2) weeks after the Employee's termination date of the Employee's election to resign and the circumstances constituting the Good Reason to resign. The Employee's right to terminate his or her own employment pursuant to this Section 3.4 shall not be affected by his or her incapacity due to physical or mental illness or Disability. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. "Good Reason" shall mean, without the Employee's express written consent, the occurrence after a Change in Control of any of the following circumstances:

         (a)   The Employee is demoted to a materially lower position;

         (b) The Employee is assigned any material duties inconsistent with the status of the position that the Employee held immediately prior to the Change of Control or an adverse material alteration in the nature or status of the Employee's responsibilities or an adverse material alteration in the quality or amount of office accommodations or assistance provided to the Employee, from those in effect immediately prior to such Change of Control, which shall constitute a constructive demotion;

         (c) A reduction in the Employee's annual base salary as in effect on the date immediately prior to the Change of Control, or as the same may be increased from time to time thereafter;

         (d) A requirement that the Employee's site of principal employment be more than 50 miles from the offices at which the Employee was principally employed immediately prior to the date of the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations immediately prior to such Change of Control;

         (e) The failure of the Employee to receive payment of any portion of his or her compensation or compensation under any deferred compensation program of the Company within fifteen (15) days after the date on which the Employee notifies the Company of such failure;

         (f) The failure to continue in effect any compensation or benefit plan or perquisites in which the Employee participated immediately prior to the Change of Control, which compensation or benefit plan or perquisites, or any thereof, are, or any thereof is, material to his or her total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or perquisite) has been made with respect to such plan or perquisites, or the failure by the Company which experienced the Change in Control (or its successor) to continue the Employee's participation therein (or in such substitute or alternative plan or perquisite) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, than existed immediately prior to the Change of Control;

         (g) The failure to continue to provide the Employee with benefits substantially similar to those enjoyed by him or her under any of the Company's life insurance, medical, accident or disability plans in which the Employee was participating at the time of the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such benefits, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, unless an equitable arrangement (embodied in ongoing substitute or alternative benefits) has been made with respect to such reduction, or the failure to provide the Employee with the number of paid vacation days or other Paid Time Off days to which the Employee is entitled on the basis of his or her years of service and position with the Company in accordance with the vacation or Paid Time Off policy applicable and in effect at the time of the Change of Control;

         (h) The failure of the Company to obtain the unqualified agreement from any successor to assume or adopt the Plan; or

         (i) Any termination of the Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.3(c).

3.5 Termination of Employment. After the occurrence of a Change of Control, any purported termination of the Employee's employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. Any Notice of Termination to the Company shall be directed to the Compensation Committee. All Notices of Termination shall be sent (i) by certified or registered mail and shall be deemed received three (3) business days after the date of mailing; (ii) by Federal Express or similar overnight courier and shall be deemed received one (1) business day after delivery to Federal Express or similar overnight courier; or (iii) by personal service and shall be deemed received on the same day as service.

3.6 Disqualification. An Employee may not receive Severance Pay if any of the following disqualifying events occur:

         (a) The Employee is receiving severance pay at the time the Change of Control occurs;

         (b) The Employee has signed an agreement pursuant to which his or her employment will terminate in the future on a date certain;

         (c) The Company does not undergo a Change of Control prior to termination of his or her employment; or

         (d) Except in the case of a Change of Control, the Employee voluntarily terminates his or her employment with the Company.

Section 4.  Severance Benefit Amount.

4.1 Severance Pay. Except as otherwise provided in this Section 4, the Severance Pay to be paid to an eligible Employee shall be an amount equal to the sum of (A) the product of 2.99 multiplied by the sum of one
(1) Year of Pay for such Employee plus such Employee's Eligible Bonus, plus (B) the pro rata portion, through the Termination Date, of any unpaid performance bonus earned by such Employee for the year in which the Change of Control occurs. In addition, except as otherwise provided in this Section 4:

         (a) all of such Employee's options or other rights to acquire Common Shares or partnership interests in Liberty Property Limited Partnership and all unvested amounts contributed by the Company to the Company-sponsored tax-qualified defined contribution plan with a cash or deferred arrangement, commonly known as a "401(k) plan," for the benefit of such Employee shall vest immediately upon the Termination Date,

         (b) for the year in which the Change of Control occurs and each of the two successive years, the Company shall contribute to the Company-sponsored tax-qualified defined contribution plan with a cash or deferred arrangement, commonly known as a "401(k) plan," for the benefit of such Employee an amount equal to the maximum amount for such year permitted to be so contributed under applicable laws, and

         (c) for three (3) years after the Termination Date, the Company shall continue to provide such Employee with benefits substantially similar to those enjoyed by such Employee under the Company's life insurance, medical, accident or disability plans in which the Employee was participating at the time of the Change of Control.

4.2 Increases to Severance Pay. The Company, in its sole discretion, may increase the Severance Pay to an amount in excess of that specified in Section 4.1, subject to the limitations of Section 4.6. Any increase in severance pay must be expressly authorized in writing by the Compensation Committee.

4.3 Unemployment Compensation. If an Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.

4.4 Sickness; Disability. If an Employee due to sickness or injury receives short-term disability payments, worker's compensation or long-term disability payments after the Employee's Termination Date, the Employee shall not receive any Severance Pay until the cessation of said payments. Once such payments cease, the amount of Severance Pay to which the Employee is entitled shall be reduced by the amount of any such short-term disability, worker's compensation or long-term disability payments.

4.5 Reduction of Severance Pay. The severance benefit provided for in the Plan is the maximum benefit that the Company will pay for severance. To the extent that a federal, state or local law might require the Company to make a payment to an Employee because of that Employee's involuntary termination (other than with respect to unemployment compensation), the benefit payable under the Plan shall be correspondingly reduced. To the extent that an Employee receives severance pay in connection with the cessation of his or her employment other than pursuant to the Plan (whether pursuant to a contract or other severance plan or policy), the benefit payable under the Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid after written request. Severance Pay that will be offset does not include payments received by an Employee due to his or her participation in any other benefit plan which is not a severance plan, or payments made to an Employee for his or her accrued, but unused vacation or Paid Time Off days.

4.6 Section 280G(b) of Code. If, at the time the Change of Control occurs, Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), is applicable to the Employee and to the Company with respect to the events associated with the Change of Control, then notwithstanding any other provision of the Plan, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) is at least three times the "base amount" determined under Section 280G, then the compensation otherwise payable under the Plan (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company, Subsidiary or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to the Employee determined under
Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment." Any decisions regarding the requirement or implementation of such reductions shall be made by the tax counsel and accounting firm retained by the Company at the time the Plan is adopted.

4.7 Further Actions. The Company shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.

Section 5.  Distribution of Benefits.

5.1 Payment. The Company shall pay Severance Pay to each eligible Employee it employed directly out of the general assets of the Company. Payments will be made in a single lump sum payment or in installments in accordance with normal payroll practices, as elected by the Employee. Such payments shall commence as soon as practicable following the Employee's Termination Date and continue until the benefit due is paid.

5.2 Deceased Employees. Severance Pay shall be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.

Section 6.  Plan Administration.

6.1 Compensation Committee. The Plan shall be administered by the Compensation Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan, and to make modifications and amendments to the Plan in accordance with
Section 7.2 hereof.

6.2 Determinations Conclusive. The determinations by the Compensation Committee prior to a Change of Control on the matters referred to such Committee shall be conclusive. Prior to a Change of Control, the Compensation Committee shall have full discretionary authority, the maximum discretion allowed by law, to administer, interpret and apply the terms of the Plan, and to determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due. Subsequent to a Change of Control the Compensation Committee shall not have full discretionary authority; rather, its determinations shall be made strictly in accordance with the terms of the Plan and shall be subject to de novo review by a court of competent jurisdiction.

6.3 Disputes. In the event of a claim by any person, including but not limited to any Employee (the "Claimant"), as to whether such person is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Compensation Committee. Such claim must be filed within forty-five (45) days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Compensation Committee by certified mail at the following address:

Liberty Property Trust
65 Valley Stream Parkway
Malvern, PA 19355
Attention:   General Counsel's Office
Compensation Committee for the
Liberty Property Trust Management Severance Plan
Telephone:(610) 648-1700
Telecopy:(610) 644-2175 (fax)

The Compensation Committee shall, within ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Compensation Committee may elect to extend such period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90)-day period. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d) set forth the procedure by which the Claimant may appeal the denial of his or her claim. The Claimant may request a review of such denial by making application in writing to the Compensation Committee within sixty (60) days after receipt of such denial. Such application must be via certified mail. Such Claimant (or his or her duly authorized representative) may, upon written request to the Compensation Committee, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her claim or position. Within sixty (60) days after receipt of a written appeal, the Compensation Committee shall decide the appeal and notify the Claimant of the final decision; provided that the Compensation Committee may elect to extend such sixty (60)-day period to up to one hundred twenty
(120) days after receipt of the written appeal. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 7.  Plan Modification or Termination.

7.1 Automatic Termination. The Plan shall terminate automatically on the day following the annual meeting of the Company's shareholders to be held in 2004. Unless the Company's Board of Trustees determines, prior to such termination, that the duration of the Plan shall not be extended, then, on the date of each annual meeting of the Company's shareholders (beginning with the meeting to be held in 2004), the Plan shall be extended automatically until the day following the next annual meeting of the Company's shareholders.

7.2 Modifications and Amendments. Prior to a Change of Control, the Compensation Committee may, in its sole discretion, make any modifications or amendments to the Plan that it deems desirable. If a Change of Control occurs, the Plan may not be modified, amended or terminated until two (2) years after the Change of Control occurs, except for such modifications or amendments which do not adversely affect the rights of any eligible Employee under the Plan.

7.3 Determination of Claims. All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to
Section 6.3, and when acting pursuant thereto, the Compensation Committee shall retain the authority provided in Section 6. Notwithstanding any termination of the Plan, if a Change of Control has occurred, all Employees who are eligible before the date of termination to receive Severance Pay pursuant to the Plan shall remain entitled to receive said benefit under the terms and conditions of the Plan.

Section 8.  General Provisions.

8.1 No Right to Employment. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge him or her at any time, with or without cause.

8.2 Vacancies on Compensation Committee. If any of the positions on the Compensation Committee becomes vacant, either the Chairman of the Board or President of the Company may appoint such person or persons as he or she determines, to carry out the responsibilities assigned to such position under the Plan, so long as, if a Change of Control has occurred within two (2) years prior to such appointment, such person was employed by the Company or was a member of the Board of Trustees prior to any such Change of Control.

8.3 Assignments. Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding adjudication of incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein.

8.4 Plan Unfunded. The Plan is unfunded. All benefits payable under the Plan shall be paid out of the general assets of the entity which employed the Employee at the time the Change of Control pursuant to which he or she is eligible for benefits hereunder.

8.5 Governing Law. The Plan shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.

8.6 Welfare Plan. The Plan is intended to constitute a "welfare plan" under the Employee Retirement Income Security Act of 1974, as amended, and any ambiguities in the Plan shall be construed to effect that intent.

Exhibit "A"

Employees
Referenced in Section 2.9(a)

Willard G. Rouse III
George J. Alburger, Jr.
Robert E. Fenza
James J. Bowes
Peter M. Balitsaris
John A. Castorina
Ward J. Fitzgerald
John S. Gattuso
Lawrence D. Gildea
Robert Goldschmidt
Michael T. Hagan
Robert L. Kiel
Alan T. Lingerfelt
James C. Lutz
James J. Mazzarelli
Michael C. Weitzmann
Stephen J. Whitley
Steve E. Messaros


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